Addendum #4 to Consulting Agreement
This Addendum to Consulting Agreement (the “Agreement”) is made and entered into on January 1, 2019 by and between Capstone Industries, Inc., a Florida Corporation (the “Company”), and George Wolf, (the “Consultant”), located at 7687 NW 127th Manor, Parkland, FL  33076.
WHEREAS, on July 1, 2015, the Company and George Wolf entered into a Consulting Agreement (the “Consulting Agreement”) whereby George Wolf would provide Support to Sales & Marketing, Establish Protocol for a Global Sales Operation Function and Manage the Sales Operation Function for the Company, and the Consultant desires to perform such functions for the Company.
This Agreement amends and modifies the Consulting Agreement as follows:
1.	Scope of Work.
Rate and Expenses.  The Company shall pay the Consultant the rate for the Services provided hereunder (the “Compensation”).
(a)	Provide Support to Sales/Marketing
iii.	Will deal directly with specific retail accounts when requested by CEO
2.	Compensation.

(a)	Rate and Expenses. The Company shall pay the Consultant the rate for the Services provided hereunder (the “Compensation”).
▪	January 1, 2019 – December 31, 2020 - $13,750.00, per month
IN WITNESS WHEREOF, the parties have executed this Agreement on the date first written above.
WITNESS:                  COMPANY:
____________________________ ______________________________
Name: Aimee C. Brown       Name: Stewart Wallach
WITNESS:                 CONSULTANT:
___________________________________________________________
Name: Bharati Patel            Name: George Wolf

Capstone Industries, Inc.
431 Fairway Drive, Suite 200, Deerfield Beach, FL  33441

Ph: (954)570-8889 | Fax: (954)252-3442 |
www.capstoneindustries.com